Exhibit 10

INDEPENDENT AUDITORS’ CONSENT

Merrill Lynch Retirement Reserves Money Fund of
Merrill Lynch Retirement Series Trust:

We consent to the incorporation by reference in this Post-Effective Amendment No. 21 to Registration Statement No. 2-74584 of our report dated December 10, 1999, appearing in the annual report to shareholders of Merrill Lynch Retirement Reserves Money Fund for the year ended October 31, 1999, and to the reference to us under the caption “Financial Highlights” in the Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Princeton, New Jersey
January 31, 2000